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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ________)*



                            Devon Energy Corporation
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                     Common Stock, par value $.10 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    25179M103
          -----------------------------------------------------------
                                 (CUSIP NUMBER)


                                 August 1, 2001
          -----------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /  Rule 13d-1(b)
/X/  Rule 13d-1(c)
/ /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 25179M103


--------------------------------------------------------------------------------
1.    Name of Reporting Persons

      Kerr-McGee Corporation (formerly known as Kerr-McGee Holdco, Inc.)
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group               (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      Delaware
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                 5.    Sole Voting Power

                       9,954,000
  NUMBER OF     ----------------------------------------------------------------
    SHARES       6.    Shared Voting Power
 BENEFICIALLY
   OWNED BY            0
     EACH       ----------------------------------------------------------------
  REPORTING      7.    Sole Dispositive Power
 PERSON WITH
                       9,954,000
                ----------------------------------------------------------------
                 8.    Shared Dispositive Power

                       0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      9,954,000

--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                      / /

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      7.7% (Based on 129,414,000 shares outstanding as set forth in the
      Issuer's 10-Q for the quarterly period ended March 31, 2001)
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      HC
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 25179M103

--------------------------------------------------------------------------------
1.    Name of Reporting Persons

      Kerr-McGee Operating Corporation (formerly known as Kerr-McGee
      Corporation)
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group               (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                 5.    Sole Voting Power

                       9,954,000
  NUMBER OF     ----------------------------------------------------------------
    SHARES       6.    Shared Voting Power
 BENEFICIALLY
   OWNED BY            0
     EACH       ----------------------------------------------------------------
  REPORTING      7.    Sole Dispositive Power
 PERSON WITH
                       9,954,000
                ----------------------------------------------------------------
                 8.    Shared Dispositive Power

                       0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      9,954,000

--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                      / /

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      7.7% (Based on 129,414,000 shares outstanding as set forth in the
      Issuer's 10-Q for the quarterly period ended March 31, 2001)
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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ITEM 1.

       (a)    NAME OF ISSUER
              Devon Energy Corporation (formerly known as Devon Delaware Corporation)

       (b)    Address of Issuer's Principal Executive Offices
              20 N. Broadway, Suite 1500
              Oklahoma City, Oklahoma 73102

ITEM 2.

       (a)    NAME OF PERSON FILING
              Kerr-McGee Corporation and Kerr-McGee Operating Corporation

       (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              123 Robert S. Kerr Avenue
              Oklahoma City, Oklahoma 73102

       (c)    CITIZENSHIP
              Kerr-McGee Corporation and Kerr-McGee Operating Corporation were organized and exist under the laws of the State of Delaware

       (d)    TITLE OF CLASS OF SECURITIES
              Common Stock, par value $.10 per share

       (e)    CUSIP NUMBER
              25179M103

ITEM 3. If this statement is filed pursuant to Rules 3d-1(b) or 13-2(b), check whether the person filing is a:

           (a) / /   Broker or dealer registered under Section 15 of the Act.

           (b) / /   Bank as defined in section 3(a)(6) of the Act.

           (c) / / Insurance company as defined in Section 3(a)(19) of the Act.

           (d) / / Investment company registered under Section 8 of the Investment Company Act.

           (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

           (f) / / An employee benefit plan or endowment fund in accordance with 13d-1(b)(1)(ii)(F).

           (g) / / A parent holding company or control person in accordance with 13d-1(b)(1)(ii)(G).


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           (h) / /   A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act.

           (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

           (j) / /   Group, in accordance with 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to Rule 13d-1(c), check this box.

ITEM 4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)    Amount beneficially owned: 9,954,000

       (b)    Percent of class: 7.7%

       (c)    Number of shares as to which the person has:

              (i)    Sole power to vote or to direct the vote: 9,954,000

              (ii)   Shared power to vote or to direct the vote: 0

              (iii)  Sole power to dispose or to direct the disposition of:
                     9,954,000

              (iv)   Shared power to dispose or to direct the disposition of: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable.


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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Kerr-McGee Operating Corporation (a direct, wholly owned subsidiary of Kerr-McGee Corporation)

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

ITEM 10. CERTIFICATIONS

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 10, 2001

                                  KERR-McGEE CORPORATION


                                  By:     /s/ GREGORY F. PILCHER
                                         -----------------------
                                  Name:  Gregory F. Pilcher
                                  Title: Senior Vice President,
                                          Secretary and General Counsel


                                  KERR-McGEE OPERATING CORPORATION


                                  By:     /s/ GREGORY F. PILCHER
                                         -----------------------
                                  Name:  Gregory F. Pilcher
                                  Title: Senior Vice President,
                                          Secretary and General Counsel


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13(d)-7(b) for other parties for whom copies are to be sent.

Attention:    Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


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